CONSENT OF INDEPENDENT AUDITORS

To the Board of Directors and
Shareholders of International Sports and Media Group, Inc.
San Diego, California

We hereby consent to the inclusion of our audit report dated March 25, 2004, which includes an emphasis paragraph relating to the Company's ability to continue as a going concern, of International Sports and Media Group, Inc., for the year ended December 31, 2003, and to all references to our firm included in this Registration Statement on Form SB-2.

HJ Associates & Consultants, LLP
Salt Lake City, Utah
April 27, 2004